Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DMI BIOSCIENCES, INC.,

AMPIO PHARMACEUTICALS, INC.,

AMPIO ACQUISITION, INC.,

AND THE DMI BIOSCIENCES CONTROL SHAREHOLDERS

DATED AS OF SEPTEMBER 4, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 4, 2010, by and among DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Ampio Acquisition, Inc., a Colorado corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”); and the Company’s Control Shareholders (as defined below). Each of the Company, Parent and Merger Subsidiary may be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Merger Subsidiary with and into the Company.

B. The Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Merger Subsidiary be merged with and into the Company.

C. The Boards of Directors of Parent, the Merger Subsidiary and the Company, and the Special Committee of the Board of Directors of the Company has each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders adopt and approve this Agreement subject to, in the case of the Company, the receipt of a final executed fairness opinion from Bluestone Investment Banking Group LLC that the terms of the Merger are, from a financial point of view, fair to the Company’s shareholders (the “Fairness Opinion”).

D. The Parties desire to effect the Merger as a “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”), so that the Merger will not be taxable to the Parties or their stockholders. This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company or Parent is or has been a member.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Assets” means all assets owned or utilized by the Company or Parent, respectively, including without limitation, Leased Real Property, Personal Property, Inventory, Accounts, goodwill, Proprietary Rights and any asset listed on the Audited Financial Statements or any subsequently delivered balance sheet of the Company or Parent.

“Audited Financial Statements” means the December 31, 2009 audited financial statements of the Company and Parent, respectively, which shall include a presentation of such periods as is required by Regulation S-X, U.S. GAAP and the rules and regulations of the SEC, as the same may be updated from time to time. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of loss or operations, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case to the extent required to be filed under cover of a Form 8-K by Parent with the SEC within four business days after Closing of the Merger.

“Business” means the Company’s business of discovering and developing proprietary pharmaceutical drugs designed to address a range of human conditions and diseases including, without limitation, male sexual dysfunction (the “PE Drug”).

“Cancellation Agreement” means that agreement among the members of the Management Team, their Affiliates, and the Company pursuant to which any and all accrued or unpaid salaries, bonuses, compensation, vacation pay, or any other amounts owed to the Management Team or their Affiliates by the Company will be cancelled by agreement of the parties thereto.

“CBCA” means the Colorado Business Corporation Act.

“Claims” or a “Claim” mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by any Governmental Agency, legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature (including, without limitation, diminution in value and lost profits), Liabilities, sanctions, costs and expenses including, without limitation, interest, penalties and attorneys’ and experts’ witness fees and disbursements.

“Closing” means, subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement.

“Closing Date” means September 17, 2010, or at such other place and time as shall be mutually agreeable to the Parties hereto.

“Code” has the meaning set forth in the Recitals. “Company” has the meaning set forth in the Preamble.

“Company Control Shareholders” means, collectively, Bruce G. Miller, David Bar-Or, Raphael Bar-Or, Wannell M. Crook, Genesis and its affiliates, and James V. Winkler.

“Company Purchase Rights” means any option, warrant or other right to acquire shares of Company Stock.

“Company Shareholder Approval” means the adoption and approval of this Agreement by the requisite vote of the Company Shareholders.

“Company Stock” means, collectively, the 9,171,282 shares of Common Stock, no par value per share, of the Company, but specifically excludes the Class B Common Stock, no par value per share, of the Company which is issued and outstanding at the date hereof, all of which Class B shares of Common Stock will be donated to the capital of the Company by the holders thereof prior to the Effective Time.

“Conversion Agreement” means the form of an agreement to be executed among the Company and any Persons (except the Management Team or their Affiliates, who shall execute the Cancellation Agreement) who or which hold evidences (or who are owed) any Company Indebtedness of any kind or nature, which agreement will provide for the conversion of all such Company Indebtedness (except that owed to the Management Team or their Affiliates, which shall be covered by the Cancellation Agreement) into a portion of the Parent Merger Stock, as negotiated by the Company with such holders of Company Indebtedness.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“DGCL” means the Delaware General Corporation Law.

“Donation to Capital Agreement” means that agreement by and among the Company, Parent, and the Management Team, pursuant to which (i) the Company will donate to the capital of Parent, immediately prior to the Effective Time, the 3,500,000 shares of Parent Common Stock now owned of record by the Company, and (ii) the Management Team will donate back to the capital of the Company all shares of Company Stock owned by, and all Company Purchase Rights held by or on behalf of, the Management Team.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 7-90-204 of the CBCA.

“Environmental Laws” means all applicable Laws concerning public health and safety, natural resources, animal health or welfare, noise control, the pollution or protection of the environment, or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the mine Safety and Health Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and counterpart regulations of any state or local department of natural resources or other environmental protection agency.

“EKSH” means Ehrhardt Keefe Steiner & Hottman PC, independent public accounting firm engaged by the Company and also engaged by Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement as defined in Section 8.6(b) hereof.

“Exchange Ratio” means the number (whole and fraction thereof) equal to (x) an aggregate of 7,776,213shares of Parent Merger Stock into which the Company Stock will be automatically converted at the Effective Time (which represents the Parent Merger Stock of 8,500,000 shares, less 723,787 shares of Parent Merger Stock allocated to debt conversion and net issuances, as described below), divided by (y) the number of shares of Company Stock outstanding immediately prior to the Effective Time, which shall be 9,171,282 shares.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fairness Opinion” has the meaning set forth in the Recitals.

“Financial Statements” mean the Audited Financial Statements of the Company and Parent, respectively; the unaudited interim financial statements of the Company required to be presented by Parent in the registration statement to be filed with the SEC, as well as the Form 8-K to be filed within four business days of the Closing; and the financial statements of Parent filed with the SEC in Parent’s Form 10-Qs and Form 8-Ks (to the extent such forms include audited financial statements) from and after March 2, 2010.

“Form 8-K” means the Form 8-K which will be filed by Parent within four business days of the closing of the Merger.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on real property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil, natural or methane gas, or any component or derivation thereof); or (v) which pose a hazard to human health, human safety, natural resources, animal health or welfare, employees, or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap or credit default swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnified Party” means a Party suffering any loss, damage or expense (including reasonable expert witness and attorneys’ fees) for which an Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to the terms of this Agreement.

“Indemnifying Party” means a Party that, pursuant to the terms of this Agreement, is obligated to indemnify and hold harmless an Indemnified Party suffering any loss, damage, or expense (including reasonable expert witnesses’ and attorneys’ fees).

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of any Person other than an individual, the actual knowledge of the Board of Directors or senior level management employees (or individuals serving in similar capacities) of such Person.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders including, without limitation, any such laws or regulations issued by any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company and/or Parent, as the case may be, under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or Parent holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Company’s Business or leased by the Company or Parent.

“Leases” means those leases and subleases of the Leased Real Property.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, absolute, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, matured or unmatured, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind and, in the case of securities, any put, call or similar right of a third party with respect to such securities.

“Lock-Up Agreement” means the form of the lock-up Agreement which the Company Shareholders and those Persons holding “in-the-money” Company Rights will be required to execute with the Company and Parent before receiving the shares of Parent Merger Stock issuable at the Effective Time, which lock-up agreement shall require the Company Shareholders and Persons holding “in-the-money” Company Rights to agree not to sell, pledge, hypothecate, borrow against, hedge, or otherwise transfer the economic incidents of ownership of the Parent Merger Stock received by them prior to June 15, 2011.

“Management Team” means, collectively, Bruce G. Miller, David Bar-Or, Raphael Bar-Or, Wannell M. Crook, and James V. Winkler, all of whom are present or former members of the management team of the Company.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Company’s Business or the assets, liabilities, financial condition or operating results of the Company or Parent; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) a general deterioration in the United States economy, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) a natural disaster or any other natural occurrence beyond the control of the Company or Parent, (iv) the disclosure of the fact that Parent is the prospective acquirer of the Company, (v) the announcement or pendency of the transactions contemplated hereby, or (vi) any change in accounting requirements or principles imposed upon the Company or Parent or any change in applicable laws, rules or regulations or the interpretation thereof, (vii) any action required by this Agreement.

“Merger” means the merger of Merger Subsidiary into the Company in accordance with this Agreement and the CBCA.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Money Laundering and Related Laws” means (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Money Laundering Control Act of 1986, as amended, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency, (ii) the Bank Secrecy Act, as amended, or (iii) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“Parent” has the meaning set forth in the Preamble.

“Parent Merger Stock” means 8,500,000 shares of Parent Common Stock to be issued by Parent in conjunction with the Merger, which shall be reduced by (i) 500,000shares of Parent Merger Stock allocated by the Company to conversion of approximately $900,000 in Company indebtedness immediately prior to the Effective Time, and (ii) 223,787 shares of Parent Merger Stock allocated by the Company to net issuances to Company Rights holders whose options or warrants evidence exercise prices that are “in-the-money” based on a review of option and warrant exercise prices, taking into account the expected Exchange Ratio, by the Board of Directors of the Company.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent, the price of which is quoted on the Over the Counter Bulletin Board under the ticker symbol “AMPE”.

“Parent Shareholders’ Consent” means the consent by which Parent Shareholders holding the requisite percentage of the outstanding Parent Common Stock approve this Agreement and such other matters as are described in the Shareholder Notice Materials.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) landlords’, mechanics’, materialmens’, carriers’, workmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and are not, individually or in the aggregate, material in nature, (ii) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith, provided that a reserve for such contested Taxes is maintained by the responsible Party, and (iii) liens imposed by applicable Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company and Parent, as the case may be, in the conduct of each entity’s business, including, without limitation, all furniture, computer hardware, fixtures that are not affixed to real property, laboratory equipment and quality control testing equipment, accessories and tools, wherever located.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all copies and tangible embodiments thereof in whatever form or medium; and (vi) websites published, controlled, maintained or the rights to which are owned or held by a Person.

“Registration Statement” means a registration statement on Form S-1 which Parent will file with the SEC in September 2010 or as soon thereafter as practicable.

“Representatives” means a corporate or entity’s affiliates, officers, directors, employees or other agents and representatives.

“Rights” means any option, warrant or other right to acquire shares of a Person’s common or preferred stock, or any other security of that Person.

“Sarbanes-Oxley” means the Sarbanes Oxley Act of 2002, and the rules and regulations promulgated in accordance therewith, as the same may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Notice Materials” means the notice of special meeting of shareholders of the Company (together with such disclosure materials as the Company encloses therewith), by which the Company will call the Company Shareholders’ Meeting to approve the Merger and such other matters as the Company may determine to include in the Shareholder Notice Materials.

“Shareholders” mean the shareholders of the Company or Parent, as the case may be.

“Special Committee” means the special committee of the Board of Directors of the Company, consisting of Messrs. Edward Lau and James S. Kimmel.

“Statement of Merger” means the Statement of Merger satisfying the applicable requirements of the CBCA, a copy of which is attached as Exhibit A hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation.” means the Company after the Merger is consummated, as the surviving corporation of the Merger.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing and including, without limitation, any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Transfer Agent” means Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

1.2 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are set forth below.

List of Schedules a Exhibits		Description

Schedule 3.2(g)	—	Consents

Schedule 4.2	—	Negative Covenants

Schedule 4.2(h)	—	Certain Material Contracts

Schedule 5.1	—	Jurisdictions

Schedule 5.3	—	Capitalization

Schedule 5.4	—	No Breach

Schedule 5.6	—	Certain Developments

Schedule 5.7	—	Leased Real Property

Schedule 5.8	—	Leased Personal Property

Schedule	—

Schedule 5.9	—	Contract Issues

Schedule 5.10(b)	—	Proceedings Regarding Proprietary Rights

Schedule 5.11	—	Government Licenses

Schedule 5.12	—	Proceedings

Schedule 5.13	—	Compliance with Laws

Schedule 5.19	—	Brokerage

Schedule 5.21	—	Directors and Officers

Schedule 5.23	—	Related Parties

Schedule 5.23	—	Directors, Officers, Banks

Schedule 5.25	—	Related Party Transactions

Schedule 6.1	—	Jurisdictions

Schedule 6.3	—	Capitalization

Schedule 6.4	—	No Breach

Schedule 6.6	—	Certain Developments

Schedule 6.19	—	Brokerage

Schedule 6.21	—	Directors and Officers

Schedule 6.23	—	Related Party Transactions

Exhibit A	—	Statement of Merger

Exhibit B	—	Officer’s Certificate of the Company

Exhibit C	—	Officer’s Certificate of Parent

Exhibit D	—	Form of Resignation and Release of Company Officers and Directors

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the CBCA, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Merger Subsidiary shall merge with and into the Company , the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation.

2.2 Closing. The Closing shall take place on the Closing Date or on the third business day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Parent and the Company.

2.3 Filing of Certificate of Merger. Subject to the conditions set forth herein, the Company and the Merger Subsidiary shall as soon as possible on the Closing Date or such other date as Parent and the Company shall agree, cause the merger to be consummated by filing with the Colorado Secretary of State a duly executed Statement of Merger.

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the CBCA. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5 Articles of Incorporation and Bylaws. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; and

(b) the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

2.6 Directors and Officers. At the Closing, the members of the Board of Directors of the Company and of any Subsidiary of the Company except Bruce G. Miller and each person serving as an officer of the Company or of any Subsidiary of the Company, shall resign his or her respective positions by tendering written resignations in the form attached as Exhibit D hereto. The sole remaining director of the Company, Bruce G. Miller, will appoint Messrs. David Bar-Or, Michael Macaluso, Donald B. Wingerter, Jr., and Philip H. Coelho to fill the vacancies on the Board of Directors of the Surviving Corporation and of the Subsidiary of the Surviving Corporation, such appointments to be effective immediately following the Closing. Upon their appointment, the members of the Board of Directors of the Surviving Corporation and any Subsidiary shall appoint the executive officers of the Surviving Corporation and any Subsidiary.

2.7 Effect on Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any stockholders thereof:

(a) Any shares of Company Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) The shares of Parent Common Stock held by the Company as of the date hereof shall have been canceled and retired as described in the Donation to Capital Agreement.

(c) Each share of Company Stock then outstanding shall be converted into Parent Merger Stock based on the Exchange Ratio.

(d) Each share of the common stock, $0.00001 par value per share, of Merger Subsidiary then outstanding shall be converted into one share of the validly issued, fully paid and non-assessable authorized common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted; provided, however, that any issuance of convertible debentures, warrants, options, or other derivative securities by Parent in a bridge financing will not cause for adjustment of the Exchange Ratio.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and in lieu thereof, if a fractional share of Parent Common Stock would otherwise be issued to any Company stockholder, the number of shares of Parent Common Stock to be received by such Company stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be rounded up to the nearest whole share.

2.8 Company Rights. At the Closing, no Company Rights shall remain outstanding, as (i) all “in-the-money” Company Rights shall have been extinguished in exchange of Parent Merger Stock, in such amount as is determined by the Company Board of Directors, and (ii) all “out-of-the-money” Company Rights shall have been repurchased by the Company for agreed-upon cash consideration which shall be subject to the reasonable prior approval of Parent. The repurchase agreement shall include a general release of the Company, as well as a hold harmless agreement and covenant not to sue in favor of the Company.

2.9 No Further Ownership Rights in Company Stock. All shares of Parent Merger Stock issued upon the surrender of the Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Closing.

2.10 Exchange of Certificates.

(a) At the Closing, the Company shall cause the Company Shareholders and the Company Rights holders to surrender any and all certificates representing the Company Stock and the Company Rights, as applicable, together with any other reasonably required documents such as medallion guaranteed stock powers and assignments, to Parent. Company Shareholders and Company Rights holders holding “in-the-money” Company Rights shall be entitled, upon surrender, to receive in exchange therefor certificates representing Parent Merger Stock in accordance with the terms of this Agreement. Parent shall not be obligated to issue certificates representing Parent Merger Stock to any Company Shareholder or Company Rights holder holding “in-the-money” Company Rights unless such Company Shareholder or Company Rights holder has executed and provided to the Company and Parent a Lock-Up Agreement and customary investment representations. Alternatively, if a Company Shareholder or Company Rights holder with “in-the-money” Company Rights requests his or her Parent Merger Stock to be held by a brokerage firm or other eligible nominee, Parent will provide irrevocable instructions to its Transfer Agent providing for book entry issuances of the applicable Parent Merger Stock, subject to the prior receipt of an executed Lock-Up Agreement and investment representations from each Company Shareholder or holder of “in-the-money” Company Rights. If any certificate for Parent Merger Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other Taxes or fees required by reason of the issuance of certificates for Parent Merger Stock in a name other than that of the registered holder of the Company Stock certificate surrendered.

(b) Upon surrender of a Company Stock certificate to Parent, the holder of such Company Stock certificate shall be entitled to receive in exchange therefor (subject to prior receipt by Parent of an executed Lock-Up Agreement and investment representations) a certificate representing the number of whole shares of Parent Merger Stock that such holder has the right to receive pursuant to the provisions hereof, together with one additional whole share of Parent Merger Stock for any fractional share of Parent Merger Stock that would otherwise be issuable to a Company Shareholder or holder of “in-the-money” Company Rights, and the Company Stock or Company Rights certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10, each Company Stock certificate or Company Rights certificate representing “in-the-money” Company Rights shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Merger Stock as contemplated hereby.

(c) If any Company Stock certificates representing shares of Company Stock or Company Rights certificate representing “in-the-money” Company Rights shall have been lost or destroyed, the Company Shareholders and Company Rights holders who are the registered owners of those shares or Company Rights, respectively, may obtain the certificate representing the Parent Merger Stock to which the Company Shareholders or holders of “in-the-money” Company Rights are entitled by reason of the consummation of the Merger, provided that the Company Shareholders or Company Rights holders deliver to Parent and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or a bond satisfactory to Parent and the Transfer Agent indemnifying Parent and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates or Company Rights are thereafter presented to Parent or the Transfer Agent for exchange to the Transfer Agent.

(d) All shares of Parent Merger Stock issued upon surrender and exchange of Company Common Stock and “in-the-money” Company Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Rights.

(e) Any Parent Merger Stock which remains undistributed to the holders of Company Stock Certificates for nine months after the Effective Time shall be retained by Parent, and any holders of Company Stock certificates who have not previously surrendered their Company Stock certificates in accordance with this Section 2.10 shall thereafter look only to Parent for issuance of the Parent Common Stock to which such holders are entitled. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares of Parent Common Stock thereafter delivered pursuant to applicable law to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Company shall donate to the capital of Parent, pursuant to the Donation to Capital Agreement attached as Exhibit E, the 3,500,000 shares of Parent Stock now owned by the Company in Parent. The Donation to Capital Agreement shall take effect immediately prior to the Closing, at which time the 3,500,000 shares of Parent Stock held by the Company shall be cancelled and returned to the status of treasury shares of Parent.

2.11 Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger and as described herein will be issued in a transaction exempt from registration under the 1933 Act and applicable state Blue Sky Laws pursuant to Section 4(2) of the 1933 Act and analogous state exemptions under applicable Blue Sky Laws, and such shares will constitute “restricted securities” within the meaning of the 1933 Act.

2.12 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Subsidiary and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Subsidiary, in the name of the Company and otherwise) to take such action.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or the Merger Subsidiary to consummate the transactions contemplated hereby;

(b) Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in an Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or cause such transactions to be rescinded;

(e) Parent shall have delivered to Company an opinion of Richardson & Patel, LLP, legal counsel to Parent, in a form reasonably acceptable to Company counsel legal counsel and dated the Closing Date, substantially to the effect that:

(i) The incorporation, existence, and good standing of Parent are as stated in this Agreement and, assuming the effectiveness of the Merger and tender of the Company Stock by the holders thereof, the shares of Parent Common Stock to be issued to and received by the Company Shareholders pursuant to this Agreement will be duly and validly authorized, fully paid and non-assessable; all outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Parent to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement or its disclosure schedules.

(ii) Parent and Merger Subsidiary have full corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Parent and Merger Subsidiary, and (assuming the due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent and of Merger Subsidiary.

(iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Parent by any Governmental Authority which seek to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

(iv) The execution and performance by Parent of this Agreement will not violate the Certificate of Incorporation, as amended, or Bylaws of Parent.

(v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of Parent or Merger Subsidiary for consummation of the transactions contemplated by this Agreement.

(vi) The issuance of the Parent Merger Stock by Parent is exempt from the registration provisions of Section 5 of the 1933 Act.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Parent, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, Parent shall have delivered to the Company each of the following:

(i) certificate from the Chief Executive Officer of Parent, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.1(a) and (b) hereof have been satisfied, the provisions of Section 3.3 applicable to Parent have been satisfied, and certifying such other matters reasonably requested by the Company;

(ii) certified copies of the resolutions duly adopted by the board of directors and shareholders of Parent and the Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby; and

(iii) copies of any consents, approvals, releases from and filings with, Governmental Agencies required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(g) The Company shall have received the executed Fairness Opinion.

(h) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent or Merger Subsidiary, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary; and (i) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company.

Any condition specified in this Section 3.1 except (m) may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.2 Conditions to Parent’s and the Merger Subsidiary’s Obligations. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing including, without limitation, executing, delivering and performing its obligations under the Donation to Capital Agreement (as to which the Management Team shall also have performed in all material respects its obligations thereunder), the Conversion Agreement, and the Cancellation Agreement (as to which the Management Team shall also have performed in all material respects its obligations thereunder);

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in a Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

(e) Parent shall have received an opinion of counsel from Patton Boggs LLP, legal counsel to the Company, in a form reasonably acceptable to Parent legal counsel and dated the Closing Date, substantially to the effect that:

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. The Company has the corporate power to own and operate its assets and carry on its business as now conducted. Seller’s authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share (the “Common Stock”), of which 91,195,695 shares are classified as common stock, 8,804,305 shares are classified as Class B common stock, and 50,000,000 shares of Preferred Stock, no par value per share (the “Preferred Stock”).

(ii) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement, and the (a) Donation to Capital Agreement, (b) Conversion Agreement, and (c) Escrow Agreement (collectively, the agreements identified in (a) through (c) immediately above are referred to hereinafter as the “Ancillary Agreements”). Each of this Agreement and the Ancillary Agreements has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company.

(iii) The execution and performance by the Company of this Agreement will not violate the Articles of Incorporation, as amended, or Bylaws of the Company.

(iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the State of Colorado or the United States of America which has not been obtained is required on behalf of the Company for consummation of the transactions contemplated by this Agreement.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of the Company, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, the Company shall have delivered to Parent each of the following:

(i) Certificates from the President of the Company dated the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied, the provisions of Section 3.3 applicable to the Company have been satisfied, and certifying such other matters reasonably requested by Parent;

(ii) Certified copies of the resolutions duly adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby, including, without limitation, the Merger and the donation to capital described in the Donation to Capital Agreement; and

(iii) The items required to be delivered pursuant to Section 2.8(d) hereof;

(g) Parent shall have obtained the Governmental Agency and third party consents, approvals and releases all of which are necessary in connection with the consummation of the transactions contemplated hereby;

(g) The issuance of Parent Merger Stock for “in-the-money” Company Rights, and the cancellation of all “out-of-the-money” Company Rights in consideration of cash payments acceptable to Parent pursuant to the Cancellation Agreement, shall have been agreed upon in writing by the Company and all Company Rights holders.

(h) Company shall have delivered the Company Financial Statements, prepared in accordance with GAAP and SEC Regulation S-X, required to be filed as an exhibit to the Form 8-K described in Section 4.8 hereto.

(j) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company;

(k) Dissenters’ rights of appraisal shall not have been exercised with respect to more than four percent of the outstanding shares of the Company; and

(l) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Parent shall be reasonably satisfactory in form and substance to Parent.

Any condition specified in this Section 3.2 except (l) may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

3.3 Other Conditions to Closing.

(a) The Merger, this Agreement, and any other transaction contemplated by this Agreement shall have been approved by the Board of Directors of the Company and Parent, as well as the required percentage of the Company and Parent Shareholders.

(b) Parent, Company and the Principal Shareholders, acting through their own management personnel, counsel, accountants or other representatives, as designated by them, shall have completed due diligence concerning the other Party and each Party shall be satisfied in their sole discretion with the results of such due diligence prior to executing the Agreement or within a period of 20 days thereafter. At the end of such 20- day period, if neither Party notifies the other of its failure to be satisfied with the results of such examination and investigation, this condition to Closing shall by its terms be deemed satisfied or waived without further action by the Parties.

(c) As a condition to Closing, the Lock-up Agreement, Donation to Capital Agreement, Cancellation Agreement, Conversion Agreement and Escrow Agreement shall be acceptable to each of the Parties thereto and shall have been approved by the Board of Directors of the Company and Parent.

(d) Notwithstanding the foregoing Sections 3.1 and 3.2 or any other provision of this Agreement, the following shall be considered to have the written approval of both the Company and Parent: (i) any transaction or other matter described in this Agreement, and (ii) a bridge financing undertaken by Parent on terms approved by the Board of Directors of Parent

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the Closing Date, except as otherwise provided herein:

(a) During the Pre-Closing Period, subject to any laws and regulations relating to the exchange of information, confidentiality or similar provisions in agreements to which the Company is a party, and reasonable restrictions on the disclosure of trade secrets or proprietary information, the Company shall, and shall cause the respective Representatives of the Company to: (i) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

(b) During the Pre-Closing Period, subject to laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary, and with such additional financial, operating and other data and information regarding the Parent and Merger Subsidiary as the Company may reasonably request.

(c) Parent and the Company will conduct their respective businesses only in the usual and ordinary course of business in accordance with past custom and practice including, without limitation, paying all accounts payable within terms consistent with past practices and paying all Taxes of the Company and Parent.

(d) Parent and the Company will permit the other Party’s officers, accountants and legal counsel, at the sole cost of the Party to which such access is provided, to (i) have reasonable access to the non-requesting Party’s premises, books and records, during normal business hours and with prior written or electronic notice, provided that any inspections of the premises by the requesting Party shall be conducted in a reasonable manner and at such reasonable times as shall not unreasonably disrupt the non-requesting Party’s business, and (ii) discuss its affairs, finances and accounts with the non-requesting Party’s executive officers, counsel and accountants.

(e) Parent will provide the Company with periodic updates from time to time of the status of its financing efforts and related negotiations.

4.2 Negative Covenants. From the date hereof and prior to the Closing Date or as otherwise provided herein, neither the Company nor Parent nor any of their Subsidiaries shall, without the prior written consent of the other Party:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except as specifically described in this Agreement;

(ii) except with respect to the issuance of Parent securities in the bridge financing, sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security except as described in writing and approved by the other Party or Parties, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (1) the Company may issue common stock upon the valid exercise of options outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or accelerate the vesting under (except as otherwise provided in such stock option, warrant, stock purchase agreement or related contract on the date hereof), any provision of any of its stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

(iv) amend or permit the adoption of any amendment to its articles or certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than the Merger and except as otherwise contemplated by this Agreement;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity, except as contemplated by this Agreement;

(vi) except in the ordinary course of business, make any material capital expenditure;

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material contractual right;

(ix) lend money to any Person, or incur or guarantee any indebtedness (except for loans or advances to subsidiaries or loans from the Company to Parent, in each case in accordance with past practices);

(x) establish, adopt or amend any employee benefit plan, pay any bonus, enter into or amend any employment agreement, or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except the Company may implement routine, reasonable salary increases in connection with customary employee review process and customary bonuses consistent with past practices);

(xi) change any of its business policies, or, except as required by GAAP or a change in applicable law, any of its methods of accounting or accounting practices in any respect;

(xii) make any Tax election or take or omit to take any other action, in any such action or omission would increase such Party’s Tax liability or reduce a Tax asset;

(xiii) commence or settle any Legal Proceeding material to such Party taken as a whole or the settlement of which will not have a Material Adverse Effect on such Party;

(xiv) except as otherwise permitted by this Agreement, enter into any material transaction or take any other material action outside the ordinary course of business inconsistent with past practices;

(xv) revalue in any material respect any of its assets, including without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;.

(xvi) take or omit to take any action, the taking or omission of which would have the effect of causing such Party’s representations or warranties to be untrue in a material respect; or

(xvii) agree or commit to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 4.2 except as otherwise permitted or contemplated by this Agreement.

4.3 Notice of Developments.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Exclusivity. From and after the date hereof until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 7.1 hereof (“Exclusivity Period”), neither the Company, Parent nor their respective Representatives (acting in any capacity, including individually) shall solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase all or any part of the securities or assets of the Company or Parent (other than sales of assets in immaterial amounts or in the normal and ordinary course of business of the Company), or furnish any information to any other Person in that regard. The Company will promptly (within 24 hours) notify Parent upon receipt of any unsolicited offer to purchase any such securities, assets, or any portion thereof, and further will notify Parent of the proposed terms and conditions thereof. The Parties hereby represent and warrant that neither is obligated to sell to or discuss with any other potential purchaser the sale of all or any portion of each Party’s securities or any material part of each Party’s assets.

4.5 HSR Act Filing. Each Party has reviewed the requirements of the HSR Act and has concluded the transactions contemplated hereby do not require any HSR Act filing.

4.6 Consents. As soon as reasonably practical after the execution and delivery of this Agreement, the Company and Parent shall give any notices to those Persons entitled to such notice and obtain, prior to the Closing Date, all material consents and authorizations of other Persons necessary to consummate, or required in connection with, the transactions contemplated hereby.

4.7 Publicity. The Company acknowledges that certain information relating to Parent which may be acquired by the Company in connection with the Merger constitutes material and non-public information about Parent. Except as provided in Sections 4.9 and 4.10 or as required by federal securities Laws or other applicable Laws as reasonably determined by the Company and counsel for the Company, with the concurrence of counsel for Parent, and such disclosures necessary to allow Parent to consummate any bridge financing, no Party will make any public announcement or disclosure of the transaction contemplated hereby, without the prior written or electronic consent of Parent and the Company which is concurred in by counsel for both Parties, except for public announcements previously made. The Parties shall cooperate in preparing and disseminating press releases upon execution of this Agreement, subject to prior review and approval by counsel for both Parties and subject to restrictions imposed upon Parent pursuant to Section 5(c) of the 1933 Act. Furthermore, Parent shall prepare and distribute the press release announcing the consummation of the Merger hereunder, which shall be approved by the Company and its counsel before its release or, if such a press release cannot be issued at that time, Parent shall file a Form 8-K announcing the consummation of the Merger hereunder, which shall be approved by the Company and its counsel prior to filing.

4.8 Form 8-K Preparation and Filing. Parent will prepare at least three (3) days prior to Closing the draft Form 8-K announcing the Closing, together with the Company Financial Statements prepared by the Company and, in the case of the Company Audited Financial Statements, opined upon by EKSH, the pro forma financial statements, and such other information that is required to be disclosed with respect to the Merger under applicable SEC rules, regulations and forms. The Form 8-K shall be in a form reasonably acceptable to the Company and its counsel prior to being filed with the SEC, and will be filed by Parent.

4.9 Shareholder Notice Materials.

(a) As promptly as practicable, the Company will prepare and send to its shareholders the Shareholder Notice Materials. Prior to mailing, Parent and its counsel shall be given the reasonable opportunity to review and comment on the Shareholder Notice Materials, including without limitation those portions involving disclosure pertaining to Parent. The Company will reasonably respond to any comments of Parent and its counsel concerning the contents of the Shareholder Notice Materials prior to the finalization and mailing of the Shareholder Notice Materials to the Company’s shareholders.

As promptly as practicable after the execution of this Agreement, the Company and Parent will cooperate in the preparation and filing of any other filings required under any federal or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Subject to Parent’s right to review and comment on the Shareholder Notice Materials set forth above, Parent hereby consents to the disclosure of information regarding Parent, as well as the terms of the transactions contemplated hereby, in the Shareholder Notice Materials and the Other Filings. Each Party will notify the other promptly upon the receipt of any comments from any federal or state securities regulator and of any request by any Governmental Agency for amendments or supplements to any Other Filing or for additional information, and will supply the other Party with copies of all correspondence between such Party or any of its Representatives, on the one hand, and any Governmental Agency, on the other hand, with respect to the Shareholder Notice Materials, the Merger or any Other Filing. The Shareholder Notice Materials and the Other Filings will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Shareholder Notice Materials or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with any Governmental Agency and/or mailing to shareholders of the Company and Parent, such amendment or supplement.

(b) As soon as practicable following its approval by the Parties, the Company shall distribute the Shareholder Notice Materials to the holders of Company Stock and, pursuant thereto, shall call the Company Shareholders’ Meeting in accordance with the CBCA and, subject to the other provisions of this Agreement, request the holders of Company Stock that attend the Company Shareholders’ Meeting to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the shareholders of the Company at the Company Shareholders’ Meeting. The Company Control Shareholders will, subject to compliance with their fiduciary duties and the completion and mailing of the Shareholder Notice Materials, each vote in favor of the adoption of this Agreement, approval of the Merger, and related matters presented at the Company Shareholders’ Meeting,

(c) The Company shall comply with all applicable provisions of the CBCA in the preparation, filing and distribution of the Shareholder Notice Materials, and the calling and holding of the Company Shareholders’ Meeting. Without limiting the foregoing, the Company shall ensure that the Shareholder Notice Materials do not, as of the date on which they are distributed to the holders of Company Stock, and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Acting through the Special Committee and its board of directors, and subject to receipt of the Fairness Opinion, the Company shall include in the Shareholder Notice Materials the recommendation of its Special Committee and board of directors that the holders of Company Stock who attend the Company Shareholders’ Meeting vote in favor of adoption of this Agreement and shall otherwise use reasonable best efforts to obtain approval of the Company shareholders of the Merger.

4.10 Parent Shareholder Approval. Parent will (i) use its commercially reasonable efforts to obtain the approval of its shareholders of the adoption, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the approval of the Merger, which approval may be undertaken via a consent of the Parent’s shareholders holding sufficient shares of Parent Common Stock as are necessary for such approval. Prior to any Parent shareholder vote or written consent concerning the matters described in this Section 4.10, Parent shall provide to the Company drafts of all materials to be distributed to Parent shareholders including proposed resolutions, and allow the Company and its counsel a reasonable opportunity to review and comment on same.

4.11 Votes of Company Control Shareholders and Parent Principal Shareholders. The Company Control Shareholders, in their capacities as principal stockholders (and not as directors, if that be the case), will vote in favor of the Merger. The Company Control Shareholders’ obligations to act in the best interests of the Company in their capacities as directors (as the case may be) and in accordance with their fiduciary duties shall not in any way be affected by the foregoing. The principal stockholders of Parent have informed Parent that, in their capacities as stockholders (and not as directors, if that be the case) will vote in favor of the Merger. As a condition to Closing, the Merger will be approved by Company Shareholders (but excluding the Company Control Shareholders) owning not less than 75% of the outstanding shares of Company Stock voted as to the Merger.

4.12 Copies of Tax Returns. The Parties shall provide each other with copies of all state and federal income Tax Returns filed by the Company or Parent subsequent to the date hereof reasonably promptly following said filing and shall provide each other with written notice of all estimated state and federal income Tax payments made by the Company or Parent after the date hereof. At least three (3) days prior to the Closing Date, the Parties shall have prepared and filed applicable state and federal income Tax Returns for 2009 or will have filed for an extension for the filing of such returns. Notwithstanding the foregoing, if the preparation of such Tax Returns is unable to be completed prior to the Closing, then the Parties agree that they shall reasonably cooperate in the preparation and filing of all Tax Returns to be filed with any Governmental Agency.

4.13 Other Actions. The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person (including the respective independent accountants of the Company and Parent) and/or any Governmental Agency in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such Party that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

4.14 Required Information. In connection with the preparation of the Form 8-K, the Shareholder Notice Materials, and the approval of the Merger by the Company’s shareholders, and for other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company or Parent to any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. Each Party warrants and represents to the other Party, and only the other Party, that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in Sections 4.8, 4.9 or 4.10, neither Party may amend, supplement or distribute the Shareholder Notice Materials or Other Filings containing information concerning any other Party hereto or its respective directors, officers and shareholders without the prior written or electronic consent of such other Party.

4.16 Alternative Proposals.

(a) Subject to the provisions of this Section 4.16, during the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the Termination Date, the Company and

its Subsidiary shall not, and shall use its and their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) furnish to any person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiary, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiary (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any person, except to notify such person as to the existence of the provisions of this Section 4.16, (iv) approve, endorse or recommend an Alternative Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a person to communicate an Alternative Proposal to the Special Committee or the Board of Directors of the Company), or anti-takeover laws, (vi) otherwise knowingly facilitate any effort or attempt by any person to make an Alternative Proposal, or (vii) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than any Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary set forth in this Section 4.16 or elsewhere in this Agreement, at all times during the period commencing on the date of execution of this Agreement and continuing until the receipt of the Company Shareholder Approval, the Company (acting under the direction of the Special Committee) may, directly or indirectly through one or more affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiary to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiary pursuant to an Acceptable Confidentiality Agreement to (provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiary that is provided to any person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives) any person (and/or its affiliates or Representatives) that has made or delivered to the Company an Alternative Proposal that was not solicited in breach of Section 4.16(b); provided that, prior to initiating any such action: (i) the Special Committee shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (ii) the Special Committee or the Board of Directors of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of the Company under applicable Laws.

(c) Except as provided by Section 4.16 (d), at any time after the execution of this Agreement, neither the Special Committee nor the Board of Directors of the Company shall:

(i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Recommendation in a manner adverse to Parent and/or Merger Sub (a “Change of Recommendation”); or

(ii) cause or permit the Company or its Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal (other than any Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, (x) if the Company is then in receipt of a bona fide written Alternative Proposal from any person that is not withdrawn and that the Special Committee or the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal after giving effect to all provisions of this Agreement, the Special Committee or the Board of Directors of the Company may (1) effect a Change of Recommendation, and/or (2) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, to the stockholders of the Company any Superior Proposal and authorize the Company to terminate this Agreement in accordance with Section 7.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in such event under this clause (2), the Company concurrently terminates this Agreement pursuant to Section 7.1(h) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), or (y) if an event, fact, circumstance, development or occurrence that affects, or would reasonably be expected to affect, the business, assets, operations or results of operations of the Company or its Subsidiary and that has not occurred or is unknown to the Board of Directors of the Company as of the date of this Agreement (an “Intervening Event”) occurs or becomes known to the Special Committee or the Board of Directors of the Company, then the Special Committee or the Board of the Directors of the Company may effect a Change of Recommendation, if and only if:

(i) in the case of clauses (x) and (y) above, the Special Committee or the Board of Directors of the Company shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Shareholders under applicable Laws;

(ii) in the case of clauses (x) and (y) above, (A) the Company shall have provided prior written notice to Parent at least five (5) days in advance (the “Notice Period”), to the effect that absent any revision to the terms and conditions of this Agreement, the Special Committee or the Board of Directors of the Company has resolved to effect a Change of Recommendation and/or to terminate this Agreement pursuant to Section 7.1(g) or Section 7.1(h), which notice shall specify, as applicable, in reasonable detail the material terms and conditions of any such Superior Proposal (including the identity of the person making the Superior Proposal and the ultimate beneficial owner or owners and controlling persons thereof, to the extent such information is reasonably available to the Company) or such Intervening Event; and shall have contemporaneously provided a copy of each relevant proposed transaction agreement with the party making such Superior Proposal and any other material documents, including the then current form of Alternative Acquisition Agreement; (B) prior to effecting such Change of Recommendation, or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Parent and its Representatives in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would allow the Special Committee or the Board of Directors of the Company not to effect a Change of Recommendation and/or terminate this Agreement; and (C) the Special Committee or the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided that in the event of any material or substantive revisions to the Alternative Proposal that the Special Committee or the Board of Directors of the Company has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to the Parent and to comply with the requirements of Section 4.16 hereof (including this Section 4.16(d)) with respect to such new written notice; provided, that if the Superior Proposal involves an acquisition proposal described in Section 4.16(l)(ii), the parties expressly acknowledge that Parent’s rights hereunder shall, in addition to the foregoing, include the right not only to offer changes to this Agreement, but also the right to submit an Alternative Acquisition Agreement with respect to such Superior Proposal, which the Special Committee or the Board of Directors of the Company shall consider in good faith and in compliance with the provisions of this Section 4.16(d), and if the Special Committee or the Board of Directors of the Company determines that any such Superior Proposal described in Section 4.16(l)(ii) no longer constitutes a Superior Proposal in relation to the terms of Parent’s Alternative Acquisition Agreement, the Special Committee or the Board of Directors of the Company shall approve Parent’s Alternative Acquisition Agreement and this Agreement shall be deemed to have been terminated pursuant to Section 7.1(a) upon the parties entering into such Alternative Acquisition Agreement.

(iii) in the case of clause (x) above, the Company shall have complied in all material respects with its obligations under this Section 4.16 with respect to such Superior Proposal; and

(iv) in the case of clause (x)(2) above, the Company shall have validly terminated this Agreement in accordance with Section 7.1(h), including the payment of the Termination Fee in accordance with Section 7.2(a).

None of the Company, the Special Committee or the Board of Directors of the Company shall enter into any binding agreement with any person to limit or not to give prior notice to Parent of its intention to affect a Change of Recommendation or to terminate this Agreement, in each case, in light of a Superior Proposal.

(e) The Company agrees that it will keep Parent reasonably informed regarding the matters contemplated by this Section 4.16 (including any Alternative Proposals). Without limiting the generality of the foregoing, (i) the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the identity of the person or group of persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (ii) after the date hereof, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the identity of the person or group of persons and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(f) Nothing contained in this Agreement shall prohibit the Company, the Special Committee or the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, from (i) issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Special Committee or the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law or would constitute a violation of applicable Law. It is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Special Committee or the Board of Directors of the Company, shall not constitute a Change of Recommendation or an approval or recommendation with respect to any Alternative Proposal.

(g) Other than with respect to its financial advisor, neither Parent nor Merger Sub, nor any of their respective affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any person, or have any discussions or other communications with any other person, in any such case with respect to any Alternative Proposal involving the Company.

(h) The Company shall not take any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (as if the Company were subject to Section 203, which as a Colorado corporation it is not) or otherwise cause such restrictions not to apply, other than in connection with a termination of this Agreement under Section 7.1(g) or Section 7.1(h) (and the payment of any fee required pursuant to Section 7.2).

(i) As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict a person from communicating an Alternative Proposal to the Special Committee or the Board of Directors of the Company, and provided further that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of otherwise prohibiting the Company from compliance with any of the provisions of this Section 4.16 or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.

(j) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer, including any proposal or offer from or to the Company’s stockholders, made by any person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its respective Subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (i) merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar transaction involving the Company and/or its Subsidiary whose business or businesses constitute twenty-five percent (25%) or more of the assets or revenues of the Company and its Subsidiary, taken as a whole, (ii) acquisition of assets of the Company and/or its Subsidiary equal to twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiary or to which twenty-five percent (25%) or more of the Company’s revenues or earnings (loss) on a consolidated basis are attributable or (iii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a twenty-five percent (25%) or greater economic or voting interest in the Company or tender offer or exchange offer that, if consummated, would result in any person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a twenty-five percent (25%) or greater economic or voting interest in the Company.

(k) As used in this Agreement, “Superior Proposal” shall mean any bona fide (i) Alternative Proposal (except that references to “twenty-five percent (25%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) or (ii) written proposal to acquire assets or businesses of the Company and/or its Subsidiary for a Purchase Price in excess of the fair value of the Parent Common Stock, in each case made by any person that is on terms that the Special Committee or the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement (or the terms of any Alternative Acquisition Agreement offered by Parent, in the case of clause (ii)) that Parent and Merger Sub propose to make in accordance with Section 4.16(d)(ii)), are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

(l) As used in this Agreement, “Purchase Price” shall mean the total fair value of any securities proposed to be paid to the Company and/or its Subsidiary in connection with any proposed transaction or series of related transactions to acquire the Company and its Subsidiary, including assumption of the principal amount of any indebtedness for borrowed money (or similar non-trade liabilities or obligations) of the Company and/or its Subsidiary repaid, retired, extinguished or assumed in connection with such transaction or series of related transactions and all amounts proposed to be paid into escrow in connection with such transaction or series of related transactions, but excluding any earn-out or similar contingent payments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent to enter into this Agreement, the Company hereby represent and warrant to Parent as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V. References in this Article V to the Company will, in all instances, be read to include the Company’s Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

5.1 Organization and Power; Subsidiaries and Investments. Except as set forth in this Section with regard to DMI BioSciences (U.K.), Ltd., the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Colorado. The Company and its Subsidiaries are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Company’s business requires the Company or its Subsidiaries to be so qualified except where the failure to be qualified would not result in the Company incurring any material Liability. The Company and the Subsidiaries have all requisite power and authority to own their assets and carry on their business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The articles of incorporation and bylaws of the Company and Subsidiaries which have previously been furnished to Parent reflect all amendments thereto and are correct and complete in all respects. The Company’s Subsidiaries are MaQtek, Inc., a Colorado corporation; DMI Pharmaceuticals, Inc., a Colorado corporation; and DMI BioSciences (U.K.), Ltd., an inactive entity. The Company has no other Subsidiaries. The Company does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person except as has been disclosed in Schedule 5.1.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of the Company’s Shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of the Company’s Shareholders, no other act or proceeding on the part of the Company, the Special Committee or its board of directors is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3 Capitalization. Schedule 5.3 attached hereto accurately sets forth the authorized and outstanding equity of the Company and the name and number of shares held by each shareholder thereof. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company is authorized or outstanding at the date hereof. Except as otherwise set forth on Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

5.4 No Breach. Except as set forth on Schedule 5.4 attached hereto, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or bylaws of the Company, any material Law, any material Order or any material Contract to which the Company or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of the Company; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or its assets is bound.

5.5 Financial Statements.

(a) Each of the Company Audited Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Company Financial Statements shall be in compliance with Regulation S-X to the extent required. The representations and warranties contained in this subsection 5.5(a) shall only become effective as to each Company Financial Statement as and when the Company delivers such Financial Statement to Parent for inclusion in the Form 8-K.

(b) There has not been, since December 31, 2009, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principles imposed on the Company.

5.6 Absence of Certain Developments. Except as set forth in Schedule 5.6 attached hereto, since December 31, 2009, the Company has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and the Company has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its articles of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom the Company has a material business relationship indicating that said Person intends to change their respective relationship the Company.

5.7 Real Property Leases.

(a) Schedule 5.7(a) sets forth the address of each Leased Real Property facility of the Company. With respect to the Leased Real Property: (i) the Leases are legal, valid, binding and enforceable against the Company and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) the Company is not in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. The Company has not subleased any of the Leased Real Property to any Person, and the Company does not have, and has never had, any fee interest in any real property.

(b) All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of the Company, there are no uncured defaults on the part of each landlord or sublandord under the Leases. The Company has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

5.8 Title to Assets. Except for the leased Personal Property described on Schedule 5.8 attached hereto, Proprietary Rights licensed from third parties, and leased equipment which is immaterial in amount, the Company owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown on the Company Audited Financial Statements. The Company owns all of the issued and outstanding stock of its Subsidiary free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of the Company’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) The Company has made available to Parent copies of the following Contracts of the Company, together with all amendments or waivers pertaining thereto, which are currently in effect as of the date hereof (the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Ten Thousand Dollars ($10,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company and under which the undelivered balance of such products or services has a sale price in excess of Ten Thousand Dollars ($10,000);

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation or liability in any case involving a liability in excess of Ten Thousand Dollars ($10,000);

(iv) Contracts pursuant to which the Company is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property;

(v) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(vi) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(vii) Contracts by the Company not to compete in any business or in any geographical area or with respect to which the Company is the beneficiary of any non-compete provision;

(viii) Contracts restricting the right of the Company to use or disclose any information in its possession or with respect to which the Company is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company; and

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates.

(b) ) With respect to such Company Material Contracts: (i) the Company has not materially breached or cancelled any Material Contract; ( ii) to the Company’s Knowledge, none of the Company’s Material Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to the Company’s Knowledge, the Company is not in receipt of any written claim of default under any Material Contract; (iv) to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Company Material Contract; (v) no Person has given notice to the Company of repudiation of any provision of any Material Contract; and (vi) the Company has not received any notice of any, and to the Company’s Knowledge there is no, impending change of any business relationship with any Person with whom the Company has a material business relationship. To the Company’s Knowledge, each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms.

(c) Each of the Company’s Material Contracts has been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

5.10 Proprietary Rights.

(a) The Company is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by the Surviving Corporation following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.10(b), the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Company, except as disclosed in Schedule 5.10(b), no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company in the Company’s business. Schedule 5.10(b) lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in its business.

(c) To the Knowledge of the Company, the Company has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of the Company’s Proprietary Rights by any Person or group.

(d) The Company has made available to Parent correct and complete copies of each patent, trademark registration and copyright registration which has been issued to the Company or its predecessor in interest, as well as applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each of the foregoing items of Proprietary Rights, except as disclosed to Parent, the Company possesses all right, title and interest in and to the item, free and clear of any Lien; the item is not subject to any outstanding Order; and to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, except as disclosed to Parent, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) The Company has also made available to Parent correct and complete copies of (a) each item of Proprietary Rights that the Company exploits pursuant to a license, sublicense, permission or other agreement, and (b) each item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. With respect to each of the foregoing items of Proprietary Rights, to the Company’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) the Company’s ability to exploit each item licensed by it is not limited in any material respect.

(f) The Company has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company with respect to such information.

5.11 Governmental Licenses and Permits. Schedule 5.11 contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of its business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

5.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its assets or its business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or any of its assets or its business. Except as set forth in the Company’s articles of incorporation or bylaws, the Company is not currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company and there have been no claims made against the Company for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. The Company has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on the Company and there is no impending change in any applicable Laws that may have a Material Adverse Effect on the Company.

5.14 Environmental Matters. The Company has materially complied with and is in compliance in all material respects with all Environmental Laws. The Company has not received any notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To the Company’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) the Company has not used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to Parent all information in the Company’s possession relating to the environmental condition of the Leased Real Property. The Company has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company for contribution to clean up such condition.

5.15 Employees. The Company has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To the Company’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. The Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of the Company pending or, to the Company’s Knowledge, threatened. The Company is not a party to any labor or union agreement. The Company has not implemented any employee layoffs that could implicate the WARN Act.

5.16 Employee Benefit Plans.

(a) The Company has no employee pension benefit plan as defined in Section 3(2) of ERISA, and has no employee welfare benefit plan (as defined in Section 3(1) of ERISA. With the exception of the Company’s equity incentive plan and a health insurance plan that is allocated among various benefits by each participant as he or she elects (and as permitted by Tri-Net)(collectively, the “Employee Plans”), the Company maintains no other plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which the Company is reasonably expected to have any material Liability.

(b) The Company is not and has not been a member of a controlled group or any other similar arrangement that would be combined with the Company under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) The Company provides no post-termination health, accident or life insurance benefits, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(d) The Company has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) The Company has provided Parent with true and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto, if any.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Employee Plan. To the Company’s

Knowledge, no Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency. To the Company’s Knowledge, there is no basis for any such Proceeding.

(g) To the extent due and payable, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Employee Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the Company Financial Statements in accordance with generally accepted accounting principles consistent with past practice.

(h) The completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to the Company or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(i) Since its inception, the Company has acted in good faith compliance with the requirements of Code Section 409A and, to the Company’s Knowledge, no employee of the Company will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. The Company is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires the Company to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

(j) The Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in application in all material respects with the applicable requirements of ERISA and the Code.

5.17 Insurance.

(a) The Company maintains insurance coverage for property, liability, Worker’s Compensation coverage, and miscellaneous other matters. True and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of its policies is legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company is not in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

5.18 Tax Matters.

(a) On or before the Closing Date, the Company will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Between the date hereof and the Effective Time the Company will not request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Company’s assets other than Permitted Liens. The Company has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which the Company is the common parent.

(b) The Company has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the Taxes of the Company which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

(d) The Company is not a party to any Tax allocation or Tax sharing agreement.

(e) The Company has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. Except as disclosed on the attached Schedule 5.19, there are no claims for, nor is the Company responsible for, any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any Company director, officer or shareholder.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since December 31, 2009, the Company has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

5.21 Information Regarding Directors and Officers. Schedule 5.21 attached hereto sets forth the name of each director and executive officer of the Company and the offices held by each such Person.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain substantially accurate and complete records of all meetings of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except as disclosed on the attached Schedule 5.23, no Company shareholder and no officer or director of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Company does business. The Company has no outstanding loans to any officer, director or shareholder.

5.24 Shareholder Notice Materials. The information in the Shareholder Notice Materials provided by the Company to its Shareholders shall not, on the date the Shareholder Notice Materials are first mailed to the Company’s Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Shareholder Notice Materials, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company or any agent or representative thereof which is contained in the Shareholder Notice Materials.

5.25 Purchase Entirely for Own Account. The Parent Merger Stock to be received by each Company Shareholder and Company Rights holder, as applicable, hereunder will be acquired for such individual’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such individual has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such individual’s right at all times to sell or otherwise dispose of all or any part of such Parent Securities in compliance with applicable federal and state securities Laws. The Company shall obtain from the Company Shareholders such investment representations as are consistent with the foregoing and are customary. Nothing contained herein shall be deemed a representation or warranty by such individual to hold the Parent Securities for any period of time; provided, however, that:

(a) The Company shall take all appropriate action prior to Closing to obtain from the persons owning or holder outstanding Company securities prior to Closing a signed Lock-Up Agreement which provides that such persons will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such person, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any Parent Merger Stock prior to June 15, 2011;

(b) such individual is not a broker-dealer registered with the SEC under the 1934 Act, or an entity engaged in a business that would require it to be so registered;

(c) as of the Closing Date, no persons to which the Parent Securities will be issued have or will have rights to the registration of such Parent Merger Stock; and

(d) the certificates representing the Parent Merger Stock to be delivered to the Company Shareholders upon consummation of the Merger shall bear a legend in substantially the following form (references to “the Company” in the legend below do not mean DMI BioSciences, Inc.):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND ARE ‘RESTRICTED SECURITIES’ AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY THROUGH REASONABLE MEANS AS DETERMINED BY THE COMPANY, INCLUDING AN OPINION OF SELLER’S COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY.”

5.26 FCPA Compliance. None of the Company or any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and, to the knowledge of the Company, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.27 Financial Recordkeeping and Reporting Compliance. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Money

Laundering and Related Laws is pending or, to the best knowledge of the Company, threatened. The Company has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

5.28 OFAC Compliance. None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by OFAC, and the Company has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5.29 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules, certificates and other documents delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

As a material inducement to the Company to enter into this Agreement, Parent and Merger Subsidiary hereby represent and warrant to the Company as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article VI), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VI. References in this Article VI to Parent will, in all instances, be read to include the Merger Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

6.1 Organization and Power; Subsidiaries and Investments. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Colorado, respectively. Parent and Merger Subsidiary are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 6.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of business requires Parent or Merger Subsidiary to be so qualified except where the failure to be qualified would not result in Parent incurring any material Liability. Parent and the Merger Subsidiary have all requisite power and authority to own their assets and carry on their business as now conducted. Parent and Merger Subsidiary have all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their obligations hereunder and thereunder. The certificate or articles of incorporation and bylaws of Parent and Merger Subsidiary which have previously been furnished to the Company reflect all amendments thereto and are correct and complete in all respects. Parent has two Subsidiaries. Parent does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person, , except as has been disclosed in Schedule 6.1.

6.2 Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of Parent’s shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of Parent’s shareholders, no other act or proceeding on the part of Parent or Merger Subsidiary or their boards of directors is necessary to authorize the execution, delivery or performance by Parent and Merger Subsidiary of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and Merger Subsidiary will each constitute, a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

6.3 Capitalization. Schedule 6.3 attached hereto accurately sets forth the authorized and outstanding equity of Parent and the name and number of shares held by each shareholder thereof. All of the issued and outstanding shares of Parent have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of Parent is authorized or outstanding at the date hereof. The only shareholder of Merger Subsidiary is Parent. All outstanding capital stock of Merger Subsidiary is owned by Parent, free and clear of any Liens. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent or Merger Subsidiary is a party or which is binding upon Parent and Merger Subsidiary providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor except as set forth in filings made by Parent under the 1934 Act. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to Parent or Merger Subsidiary.

6.4 No Breach. Except as set forth on Schedule 6.4 attached hereto, the execution, delivery and performance by Parent of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the articles of incorporation or bylaws of Parent, any material Law, any material Order or any material Contract to which Parent or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of Parent; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which Parent or its assets is bound.

6.5 Financial Statements.

(a) Each of Parent’s Financial Statements on file with the SEC are accurate and complete in all material respects and present fairly in all material respects the financial condition, results of operations and cash flows of Parent throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Parent Financial Statements are in compliance with Regulation S-X to the extent required.

(b) There has not been, since December 31, 2009, nor to Parent’s Knowledge is there pending, any material change in accounting requirements or principles imposed on Parent.

6.6 Absence of Certain Developments. Except as set forth in Schedule 6.6 attached hereto, since December 31, 2009, Parent has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and Parent has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of Parent with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its certificate of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom Parent has a material business relationship indicating that said Person intends to change their respective relationship Parent.

6.7 Real Property Leases.

(a) Schedule 6.7(a) sets forth the address of each Leased Real Property facility of Parent. With respect to the Leased Real Property: (i) the Leases are legal, valid, binding and enforceable against Parent and are in full force and effect and have not been amended, assigned, supplemented, or modified in writing or otherwise; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) Parent is not in breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other agreements between the landlord or sublandlord under the Leases and the subtenant or tenant under the Leases concerning the space rental under the Leases, whether oral or written. Parent has not subleased any of the Leased Real Property to any Person, and Parent does not have, and has never had, any fee interest in any real property.

(b) All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of Parent, there are no uncured defaults on the part of each landlord or sublandord under the Leases. Parent has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

6.8 Title to Assets. Except for the Leased Real Property listed on Schedule 6.7(a) and licensed Proprietary Rights listed on Schedule 6.8, Parent or its Subsidiary DMI Acquisition Corp. owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown on the Parent Audited Financial Statements. Parent owns all of the issued and outstanding stock of its Subsidiaries free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of Parent’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

6.9 Contracts and Commitments.

(a) Parent has made available to the Company true and correct copies of all of the following Contracts of Parent, including any amendments or waivers pertaining thereto, which are currently in effect as of the date hereof ( the “Material Contracts”):

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Parent from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Ten Thousand Dollars ($10,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by Parent and under which the undelivered balance of such products or services has a sale price in excess of Ten Thousand Dollars ($10,000);

(iii) Contracts relating to the borrowing of money by Parent, to the granting by Parent of a Lien on any of its assets, or any guaranty by Parent of any obligation or liability in any case involving a liability in excess of Ten Thousand Dollars ($10,000);

(iv) Contracts pursuant to which Parent is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property;

(v) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by Parent or otherwise used in Parent’s business (other than any license of mass-marketed or otherwise generally available software);

(vi) any power of attorney (whether revocable or irrevocable) given to any Person by Parent;

(vii) Contracts by Parent not to compete in any business or in any geographical area or with respect to which Parent is the beneficiary of any non-compete provision;

(viii) Contracts restricting the right of Parent to use or disclose any information in its possession or with respect to which Parent is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of Parent; and

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates.

(b) With respect to the Material Contracts of Parent: (i) Parent has not materially breached or cancelled any Material Contract; (ii) to Parent’s Knowledge, none of Parent’s Material Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; (iii) to Parent’s Knowledge, Parent is not in receipt of any written claim of default under any Material Contract; (iv) to Parent’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under Parent Material Contract; (v) no Person has given notice to Parent of repudiation of any provision of any Material Contract; and (vi) Parent has not received any notice of any, and to Parent’s Knowledge there is no, impending change of any business relationship with any Person with whom Parent has a material business relationship. To Parent’s Knowledge, each Parent Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms.

(c) Each of Parent’s Material Contracts has been entered into without the commission of any act by or on behalf of Parent, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

6.10 Proprietary Rights.

(a) Parent is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Proprietary Rights will be owned or available for use by Parent on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of Parent, except as disclosed to the Company, Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Parent must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Parent, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by Parent in Parent’s business. Schedule 6.10(b) lists all Proceedings pending or, to the Knowledge of Parent, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by Parent in its business.

(c) To the Knowledge of Parent, Parent has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of Parent’s Proprietary Rights by any Person or group.

(d) Parent has made available to the Company correct and complete copies of each patent, trademark registration and copyright registration which has been issued to Parent or its predecessor in interest, as well as applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each of the foregoing items of Proprietary Rights, except as disclosed to the Company, Parent possesses all right, title and interest in and to the item, free and clear of any Lien; the item is not subject to any outstanding Order; and to the Knowledge of Parent, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of Parent, except as disclosed to the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) Parent has also made available to the Company correct and complete copies of (a) each item of Proprietary Rights that Parent exploits pursuant to a license, sublicense, permission or other agreement, and (b) each item of Proprietary Rights that Parent licenses or sublicenses to any third Person or otherwise allows any third Person to use. With respect to each of the foregoing items of Proprietary Rights, to Parent’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) Parent’s ability to exploit each item licensed by it is not limited in any material respect.

(f) Parent has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and nondisclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of Parent, each Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to Parent with respect to such information.

6.11 Governmental Licenses and Permits. Schedule 6.11 contains a complete listing of all material Governmental Licenses held or used by Parent in the conduct of its business. Parent owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. Parent has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise)

(i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

6.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of Parent, threatened against Parent, or any of its assets or its business and to Parent’s Knowledge, there is no basis for any Proceeding against Parent or any of its assets or its business. Parent is currently required by contract and by its certificate of incorporation and bylaws to indemnify the officers, directors or employees (past or present) of Parent. There have been no claims made against Parent for indemnity by any past or present officer, director or employee.

6.13 Compliance with Laws. Parent has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by Parent alleging a violation of or liability or potential responsibility under any such Law or Order. To Parent’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on Parent and there is no impending change in any applicable Laws that may have a Material Adverse Effect on Parent.

6.14 Environmental Matters. Parent has materially complied with and is in compliance in all material respects with all Environmental Laws. Parent has not received any notice regarding any, and to Parent’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of Parent. Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To Parent’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Parent Leased Real Property; (ii) Parent has not used all or part of the Parent Leased Real Property or any lands contiguous to the Parent Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Parent Leased Real Property, or on or under any lands in the vicinity of the Parent Leased Real Property; (iv) there are no storage tanks on or under the Parent Leased Real Property; (v) environmental conditions associated with the Parent Leased Real Property are in compliance with all Environmental Laws; and (vi) Parent has disclosed to the Company all information in Parent’s possession relating to the environmental condition of the Parent Leased Real Property. Parent has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Parent Leased Real Property or suggesting they might look to Parent for contribution to clean up such condition.

6.15 Employees. Parent has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to Parent’s Knowledge, threatened against Parent before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To Parent’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. Parent has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of Parent pending or, to Parent’s Knowledge, threatened. Parent is not a party to any labor or union agreement. Parent has not implemented any employee layoffs that could implicate the WARN Act.

6.16 Employee Benefit Plans.

(a) Parent has no employee pension benefit plan as defined in Section 3(2) of ERISA, has no employee welfare benefit plan (as defined in Section 3(1) of ERISA, and has no Parent Employee

Plan. Parent maintains no plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which Parent is reasonably expected to have any material Liability.

(b) Parent is not and has not been a member of a controlled group or any other similar arrangement that would be combined with Parent under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) Parent provides no post-termination health, accident or life insurance benefits.

(d) Parent has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) No contributions, premiums or other such payments have been paid, or are required to be paid now or in the future, by Parent to any employer or employee plan for any period ending on or before the Effective Time.

(f) The completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to Parent or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(g) Since its inception, Parent has acted in good faith compliance with the requirements of Code Section 409A and, to Parent’s Knowledge, no employee of Parent will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. Parent is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires Parent to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

6.17 Insurance. (a) Parent maintains insurance coverage for property, liability, Worker’s Compensation coverage, and miscellaneous other matters. True and correct copies of each such policy have been provided to the Company.

(b) To Parent’s Knowledge, each of its policies is legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, Parent will not cancel or allow to expire any such policies unless replaced with other comparable insurance. Parent is not in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to Parent’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to Parent’s Knowledge, no party to the policies has repudiated any provision thereof.

6.18 Tax Matters.

(a) On or before the Closing Date, Parent will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will Parent request any extension of time within which to file any Tax Return without promptly delivering to the Company a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of Parent’s assets other than Permitted Liens. Parent has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which Parent is the common parent.

(b) Parent has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by Parent in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) Parent has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of Parent; Parent has not received written notice of any impending audit relating to the Taxes of Parent which has not yet commenced; and no deficiency for any Taxes required to be paid by Parent has been proposed, asserted or assessed against Parent which has not been resolved and paid in full.

(d) Parent is not a party to any Tax allocation or Tax sharing agreement.

(e) Parent has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

6.19 Brokerage. Except as disclosed on the attached Schedule 6.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Parent or any Parent director, officer or shareholder.

6.20 Undisclosed Liabilities. To Parent’s knowledge, since December 31, 2009, Parent has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

6.21 Information Regarding Directors and Officers. Schedule 6.21 attached hereto sets forth the name of each director and executive officer of Parent and the offices held by each such Person.

6.22 Books and Records. The books of account, minute books, stock record books and other records of Parent, all of which have been made available to the Company prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls (except as otherwise publicly disclosed by Parent). The minute books of Parent contain substantially accurate and complete records of all meetings of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

6.23 Interest in Customers, Suppliers and Competitors. To Parent’s Knowledge, no officer or director of Parent, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or, except as set forth in Schedule 6.23, in any other business, firm or Person with whom the Company does business. Except as publicly disclosed by Parent in its SEC filings, Parent has no outstanding loans to any officer, director or shareholder of Parent or the Company or any member of their respective families.

6.24 Shareholder Notice Materials. The information to be supplied by Parent for inclusion in the Shareholder Notice Materials shall not, on the date the such materials are first mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Shareholder Notice Materials, Parent shall promptly inform the Company and promptly take action to provide the Company a supplement the Shareholder Notice Materials.

Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any Person other than Parent or any agent or representative thereof which is contained in the Shareholder Notice Materials.

6.25 Full Disclosure. None of the representations and warranties made by Parent in this Agreement and the schedules, certificates and other documents delivered to the Company contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

6.26 SEC Filings. The Company has been able to review on the SEC website Parent’s SEC filings, including each registration statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the 1933 Act), and other filings. Parent will furnish or make available to the Company true and complete copies of any additional documents filed with the SEC by Parent after the date hereof and prior to the Closing (collectively, the “Parent SEC Documents”). The Parent SEC Documents filed with the SEC since March 2, 2010 complied in all material respects with the requirements of the 1934 Act and the 1933 Act. Parent has timely filed with the SEC all filings required by the 1934 Act and the 1933 Act since March 2, 2010 and has provided all certifications of its officers which are required by Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, as such rules and regulations have been enacted by the SEC. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed since March 2, 2010, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or been terminated in accordance with their terms, and Parent is not in material default thereof. None of the Parent SEC Documents, as of their respective dates, filed since March 2, 2010 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from Parent SEC Documents in reliance upon and in conformity with information furnished to Parent by or on behalf of counterparties to the material contracts included in the Parent SEC Documents; and provided further that, to Parent’s current Knowledge, all Parent SEC Filings prior to March 2, 2010 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.27 Independent Accountants. EKSH are independent public accountants with respect to Parent within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and the rules, regulations and standards of the PCAOB. EKSH is duly registered and in good standing with the PCAOB. EKSH has not, during the periods covered by the Parent Financial Statements, provided to Parent any material non-audit services, as such term is used in Section 10A(g) of the 1934 Act.

6.28 Sarbanes-Oxley Compliance. Parent has, since being legally required to do so and to the extent required to do so, and its directors and officers, in their capacities as such have to the extent required, taken all actions necessary to comply with the provisions of Sarbanes-Oxley, including Section 402 related to loans, to the extent such compliance is required by Sarbanes-Oxley or the rules and regulations of the SEC.

6.29 FCPA Compliance. None of Parent or any director, officer, agent, employee or affiliate of Parent is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent and, to the knowledge of Parent, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.30 Financial Recordkeeping and Reporting Compliance. The operations of Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Parent with respect to the Money Laundering and Related Laws is pending or, to the best knowledge of Parent, threatened. Parent has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

6.31 OFAC Compliance. None of Parent or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent is currently subject to any U.S. sanctions administered by OFAC, and Parent has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6.32 Internal Controls. Parent has a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Parent Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual consent of Parent and the Company;

(b) by Parent providing written notice to the Company at any time prior to the Closing in the event (i) the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) Parent has notified the Company of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in Sections 3.2(a) or 3.2(b);

(c) by the Company providing written notice to Parent at any time prior to the Closing in the event (i) Parent is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) the Company has notified Parent of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of Parent to satisfy the conditions set forth in Sections 3.1(a) or 3.1(b);

(d) subject to complying with subsection 7.1(f) below by either Parent or the Company if the transactions contemplated hereby have not been consummated by September 30, 2010; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e) by Parent if the Shareholder Notice Materials have not been sent to the holders of Company Stock by September 4, 2010;

(f) by Parent if (i) in excess of 4% of the Company Shareholders shall have exercised dissenters’ rights of appraisal, (ii) non-Management Team holders of Company Indebtedness shall have failed to execute the Conversion Agreement, or (iii) any Persons on the Management Team shall have failed to execute the Cancellation Agreement or the Donation to Capital Agreement.

(f) by the Company, if consents in writing setting forth the adoption of this Agreement signed by the holders of outstanding Parent Common Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the DGCL shall not have been delivered to Parent prior to 5:00 p.m. Mountain Daylight Time by September 30, 2010; or

(g) by Parent if the holders of outstanding Company Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the CBCA shall not have been obtained prior to 5:00 p.m. Mountain Daylight Time by September 30, 2010, which must specifically include the approval of the Merger by Company Shareholders (but excluding the Company Control Shareholders) owning not less than 75% of the outstanding shares of Company Stock voted as to the Merger.

Any dispute between the Parties with respect to any Party’s right to terminate this Agreement shall be resolved in accordance with Section 8.11.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Parent, except that, in the event of an intentional or willful breach of this Agreement prior to the time of such termination, the other Parties hereto shall be entitled to the remedy of specific performance of the covenants contained herein.

7.3 Waiver of Right to Terminate. Parent shall be deemed to have waived its right to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article III hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 Mutual Assistance. Subsequent to the Closing, each of the Parties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.2 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of the Company or Parent or a waiver by Parent or the Company of any condition to Closing set forth in this Agreement, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated under Article VII above, all of the representations, warranties, covenants and agreements of the Company, Parent, and the Merger Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 18 months from the Closing, provided, however, (i) that the representations, warranties and agreements set forth in Sections 5.18 (Taxes), 6.18 (Taxes) and 8.1 (Tax Cooperation) shall survive until expiration of the applicable statute of limitations for claims applicable to the matters covered thereby, and (ii) any claims for knowing or willful breach of a representation, warranty or covenant (hereinafter, collectively “Fraud Claims”) shall survive until expiration of the applicable statute of limitations (the period of such 18 month survival or the period of such survival through the applicable statute of limitations, as may be applicable, the “Survival Period”); provided further, however, any Fraud Claims by any Party will be barred and void ab initio and the claiming Party shall have no right to any recovery hereunder or otherwise unless the determination of knowing or willful breach has been made by a judge or arbitrator in a final, nonappealable judgment or decision.

8.3 Indemnification by the Company Control Shareholders.

(a) The Company Control Shareholders hereby agree to jointly and severally indemnify and hold harmless Parent and Parent’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of Parent prior to the Closing, against any and all losses, Claims, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

(i) Any breach of the Company’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(ii) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning the Company.

(iii) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Company.

(iv) The operations of the Company or the acts of its employees, acting in their capacities as such, prior to the Closing.

(v) The violation or infringement of any Environmental Laws by the Company prior to the Closing.

(vi) Actions or inactions of the Company, or the agents of the Company acting in their capacity as agents, prior to the Closing.

(vii) Any Taxes due and payable by the Company which are payable for activities of the Company prior to Closing.

(b) Notwithstanding the foregoing, the maximum liability of each Company Control Shareholder for indemnification in connection with the foregoing shall not exceed the pro rata share of the Escrow Fund unless the liability relates to a Fraud Claim, in which event the maximum liability of each Company Control Shareholder shall not exceed the value of the Parent Stock received by the Company Control Shareholders as a result of the Merger, with all remedies related thereto being limited to the recovery of the actual Parent Stock received by the Company Control Shareholders (and not the dollar value of such Parent Stock as of any particular date).

8.4 Indemnification by the Company. The Company hereby agrees to indemnify and hold harmless Parent and Parent’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of Parent prior to the Closing, against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

(a) Any breach of the Company’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning the Company.

(c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Company.

(d) The operations of the Company or the acts of its employees, acting in their capacities as such, prior to the Closing.

(e) Actions or inactions of the Company, or the agents of the Company acting in their capacity as agents, prior to the Closing.

(f) Any Taxes due and payable by the Company which are payable for activities of the Company prior to Closing.

8.5 Indemnification by Parent. Parent hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees or agents prior to the Closing, and the Company Control Shareholders against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

(a) Any breach of Parent or Merger Subsidiary’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning Parent, Merger Subsidiary or the operations of one or both of Parent and its Subsidiaries.

(c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning Parent, Merger Subsidiary, or the operations of one or both of Parent and its Subsidiaries.

(d) The operations of Parent, Merger Subsidiary or the acts of their employees, acting in their capacities as such, prior and subsequent to the Closing.

(e) The operations of the Surviving Corporation and its Subsidiary or the actions or business of the Surviving Corporation and its Subsidiary subsequent to the Closing.

(f) Actions or inactions of Parent, or the agents of Parent acting in their capacity as agents, prior to the Closing

(g) Any Taxes due and payable by Parent that are not attributable to the Company or its operations prior to the Closing.

8.6 Limitations on Company Indemnification From and after the Closing; Escrow Fund.

(a) Parent and its officers, directors, stockholders, employees and agents shall not have the right to be indemnified pursuant to Sections 8.3 and 8.4 for breaches of representations, warranties and covenants of the Company unless and until Parent and its officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent prior to the Closing, (individually and/or collectively) shall have incurred on a cumulative basis, aggregate Liabilities in an amount exceeding (and then only to the extent exceeding) $25,000; provided, however, that in no event shall the limitations set forth in this Section 8.6 apply with respect to (i) any fraudulent breach of any such representation or warranty, where the determination of such fraudulent breach has been made by a judge or arbitrator in a final, nonappealable or non-appealed judgment or decision of a judge, jury or arbitrator.

(b) At the Closing, an aggregate of 15% of the Parent Merger Stock to be issued to the Company Shareholders in payment for the Company Stock shall be set aside in an escrow account (the “Escrow Fund”) which shall be established pursuant to the terms of the Escrow Agreement attached as Exhibit H hereto. After the Closing, any Liability of the Company to Parent or its Representatives under this Article VIII shall be discharged solely by surrender to Parent from the Escrow Fund of Parent Merger Stock in an amount equal to the amount of any Claim which results in Parent incurring any Liability, including all costs of defending any Claim (including reasonable attorneys’ and expert witness fees and all other expenses); provided, however, that this limitation of remedy to the Escrow Fund shall not apply to Fraud Claims asserted and determined as described in Section 8.2 above. As described in the Escrow Agreement, the value of the Parent Merger Stock to be surrendered shall be based on the closing bid price of the Parent Common Stock on the date (i) the Company Control Shareholders agree that Parent is entitled to reimbursement from the Escrow Fund, (ii) an arbitration decision is rendered which finds that Parent is entitled to recover from the Escrow Fund for a diminishment in the value of the Company related to a breach of a representation, warranty, covenant or agreement that is not a Fraud Claim, (iii) Parent is required to pay any Liability that relates to the Company prior to the Closing Date (except Liabilities that were disclosed on the Company Financial Statements), or (iv) a Fraud Claim is determined finally and adversely to the Company. After the later of (i) the expiration of the Survival Period, or (ii) the final resolution of any claims for indemnification brought pursuant to this Article VIII, the Escrow Fund shall be delivered to the Company Shareholders in accordance with the provisions of the Escrow Agreement.

8.7 Remedies. The Parties shall retain all rights to bring actions seeking specific performance as provided in Section 8.8 below and other equitable relief, except as expressly provided otherwise in Section 8.8 below; provided, however, that from and after the Closing, the rights provided for in Section 8.6 (other than as described in Section 8.8) shall be the exclusive remedy of Parent for damages resulting from the breach of any provision of this Agreement by any other Party except for damages incurred as a result of fraud, willful misconduct or willful representation.

8.8. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under applicable Law.

8.9 Notice Of Claim. Should any Indemnified Party suffer any loss, damage or expense for which the Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to Article VIII of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, Claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a Claim in respect thereof is to be made by the Indemnified Party against the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party (i) will not relieve the Indemnifying Party from liability under this Section except to the extent that such failure results in prejudice or other damage to the Indemnifying Party, and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided above. Notice of the intention of the Indemnifying Party to contest any such Claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such Claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such Claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party’s own expense if the Indemnifying Party selects different counsel of its own choosing. Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the Indemnified Party in an action, the Indemnified Party shall have the right to employ separate counsel and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party has chosen the same counsel to represent the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not elect to contest any Claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such Claim. If the Indemnifying Party elects to contest any Claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such Claim. Notwithstanding any language to the contrary herein, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all Liability arising out of such Claim, action, suit or proceeding.

8.10 Confidentiality. The Company’s executive officers and directors shall, for the period of three (3) years from and after the Closing Date, each shall hold in strict confidence and will keep confidential all information regarding the Company and the Business and will not use or disclose any such information to any Person except: (a) with the prior written consent of Parent; (b) to the extent that such disclosure is required by Law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); or (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by one or more of the executive officers or directors of the Company or their representatives.

8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.

8.12 Disputes; Arbitration Procedure.

(a) Each of the Parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives of Parent and the Company who have the authority to resolve the controversy. In this regard, the Company Control Shareholders shall be authorized to negotiate on behalf of the Company and its Shareholders with respect to any dispute, claim or controversy arising out of this Agreement, or to act on behalf of the Company in any arbitration proceeding.

(b) Any dispute, claim or controversy (other than claims for equitable relief or rescission of this Agreement) that cannot be resolved by the Parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 8.12 will then, upon the written request of any Party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the Parties. If the amount in controversy exceeds $100,000, then any Party may request a panel of three (3) arbitrators to hear the dispute. If the Parties cannot mutually agree upon the selection of an arbitrator(s), the arbitrator(s) shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration shall be conducted in accordance with the procedural rules of the American Arbitration Association and will be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 8.12 shall prevent any Party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party hereto to assert any claim or defense.

8.13 Indemnification of Company Officers and Directors. For a period through and until expiration of the statutes of limitations pertaining to any Claim asserted against any person who is an officer or director of the Company prior to the Closing (the Indemnified Officers”), Parent shall indemnify and hold harmless (and shall also advance expenses, including reasonable attorneys’ and expert witness fees, as incurred to the fullest extent permitted under applicable law to) the Indemnified Officers, to the fullest extent that the Company would have been permitted to do so under its articles of incorporation and bylaws as in effect as of the date hereof, provided, however, that the payment of such expenses incurred by or on behalf of an Indemnified Officer in advance of the final disposition of such matter shall be made only upon receipt of (i) a written affirmation by the Indemnified Officer of such Indemnified Officer’s good faith belief that the standard of conduct described in Section 7-109-102 of the CBCA necessary for indemnification by Parent as authorized by this Section 8.13 has been met, and (ii) an undertaking by or on behalf of such Indemnified Officer to repay all amounts so advanced (the “Returned Payments”) in the event that it shall ultimately be determined that such Indemnified Officer is not entitled to be indemnified by Parent as authorized in this Section 8.13; and further provided that no such advancement of expenses shall be made under this Section 8.13 if it is determined by a majority of the Board of Directors of Parent that (i) the Indemnified Officer did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the Indemnified Officer had reasonable cause to believe his or her conduct was unlawful. Each Indemnified Officer is intended to be a third party beneficiary of this Section 8.13 and may specifically enforce its terms. This Section 8.13 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under the Company’s articles of incorporation or bylaws as in effect as of the date hereof. This Section 8.13 shall be inapplicable to any action commenced by Parent in connection with the transactions contemplated by this Agreement against the Company Control Shareholders in their capacities as such.

8.14 Further Transfers. Each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such Party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.15 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such Taxes when due, and each Party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, and the Company. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company the Merger Subsidiary, and the Company Control Shareholders under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to the Company prior to the Closing or to the Company Control Shareholders after the Closing, to:

DMI Biosciences, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

Attention: Bruce G. Miller, President, and

James S. Kimmel, Special Committee Member

with a copy to:

Patton Boggs LLP

1801 California Street

Suite 4900

Denver, Colorado 80202

Attn: Robert Bearman, Esq.

If to Parent prior to the Closing or to the Surviving Corporation or Parent after the Closing, to:

Ampio Pharmaceuticals, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

Attention: Donald B. Wingerter, Jr., Chief Executive Officer

with a copy to:

Richardson & Patel, LLP

c/o Robert W. Walter

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Attention: Robert W. Walter, Esq.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto.

9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and any permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors or stockholders of any of the Parties (other than the Company Control Shareholders).

9.8 Complete Agreement. This document and the documents referred to herein contain the complete Agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated April 21, 2010.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any Party’s agreement to arbitrate) as described in Section 8.11, to the extent permitted by law, each of the Parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Colorado or United States federal court sitting in Colorado, over any suit, action or other proceeding brought by any Party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * *

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above-written.

COMPANY:

DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller
Name:	Bruce G. Miller
Title:	President

PARENT:

Ampio Pharmaceuticals, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

MERGER SUBSIDIARY:

Ampio Acquisition, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

“DMI BIOSCIENCES CONTROL SHAREHOLDERS” or “COMPANY CONTROL SHAREHOLDERS”:

/s/ Bruce G. Miller
Bruce G. Miller

/s/ David Bar-Or
David Bar-Or

/s/ Raphael Bar-Or
Raphael Bar-Or

/s/ James Winkler
James Winkler

/s/ Wannell Crook
Wannell Crook

Genesis Investment Fund, for itself and its Affiliates:

By:	/s/ P.H. Jacobs
Print Name:	P.H. Jacobs
Title:	Director

EXHIBIT A

STATEMENT OF MERGER

of

AMPIO ACQUISITION, INC.

(a Colorado corporation)

with and into

DMI BIOSCIENCES, INC.

(a Colorado corporation)

Pursuant to the provisions of Section 7-90-203.7 of the Colorado Business Corporation Act (the “CBCA”), DMI BioSciences, Inc., a Colorado corporation (“DMI”), hereby certifies the following information relating to the merger (the “Merger”) of Ampio Acquisition, Inc., a Colorado corporation (“AAI”), with and into DMI:

FIRST: The names, address, state of incorporation, form of entity of the constituent corporations in the Merger, and the identity of the merging and surviving entities (the “Constituent Corporations”) are:

Name:	Address:	State of Incorporation	Form of Entity	Identification of entity

DMI BioSciences, Inc..	8400 East Crescent Parkway, Suite 600, Greenwood Village, CO 80111	Colorado	For-profit corporation	Surviving entity

Ampio Acquisition, Inc.	8400 East Crescent Parkway, Suite 600, Greenwood Village, CO 80111	Colorado	For-profit corporation	Merging entity

SECOND: The Agreement and Plan of Merger, by and among DMI, Ampio Pharmaceuticals, Inc., a Delaware corporation, and AAI, dated as of September 3, 2010 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 7-90-203.4 of the CBCA.

THIRD: In accordance with the Merger Agreement, the effective time of the Merger shall be as of the filing of this Statement of Merger with the Secretary of State of the State of Colorado pursuant to Section 7-90-203.7 of the CBCA. Upon such filing, AAI shall be merged into DMI and the separate existence of AAI shall cease.

FOURTH: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be DMI BioSciences, Inc.

FIFTH: The Articles of Incorporation of DMI, as in effect immediately prior to the effective time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 8400 East Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111.

SEVENTH: A copy of the Merger Agreement will be furnished to any stockholder of any Constituent Corporation by the Surviving Corporation upon request and without cost to said stockholder.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Statement of Merger to be executed by an authorized officer on the      day of September, 2010.

DMI BIOSCIENCES, INC.

By:
Name:
Title:

EXHIBIT B

OFFICER’S CERTIFICATE

OF

DMI BIOSCIENCES, INC.

This Certificate is delivered pursuant to Section 3.2(f) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010, by and among DMI BioSciences, Inc., (the “Company”), Ampio Pharmaceuticals, Inc. (“Parent”) and Ampio Acquisition, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of the Company, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting President of the Company.

2. The representations and warranties set forth in Article V of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respects as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct as of the date hereof has not had, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3. The Company has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule B-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of the Company, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule B-2 is a true and correct copy of resolutions duly adopted by the Company’s shareholders, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of the Company authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

Name	Title	Signature
Bruce G. Miller	President, Chief Financial Officer, and Treasurer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of September, 2010.

DMI BIOSCIENCES, INC.

By:
Name:	Bruce G. Miller
Title:	President

Schedule B-1

Company Board of Directors Resolutions

Schedule B-2

Company Shareholder Resolutions

EXHIBIT C

OFFICER’S CERTIFICATE

OF

AMPIO PHARMACEUTICALS, INC.

This Certificate is delivered pursuant to Section 3.1(f) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010, by and among DMI BioSciences, Inc. (the “Company”), Ampio Pharmaceuticals, Inc. (“Parent”), and Ampio Acquisition, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of Parent, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting Chief Executive Officer of Parent.

2. Each of the representations and warranties set forth in Article VI of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respect as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement).

3. Each of Parent and Merger Subsidiary has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule C-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of Parent and Merger Subsidiary, respectively, which resolutions authorize each of Parent and Merger Subsidiary to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule C-2 is a true and correct copy of resolutions duly adopted and approved by consent of the requisite holders of Parent Common Stock, and a consent of the sole stockholder of Merger Subsidiary, which resolutions authorize Parent and Merger Subsidiary, respectively, to each execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of Parent and Merger Subsidiary authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

For Parent:

Name	Title	Signature
Donald B. Wingerter, Jr.	Chief Executive Officer

For Merger Subsidiary:

Name	Title	Signature
Donald B. Wingerter, Jr.	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the      day of September, 2010.

AMPIO PHARMACEUTICALS, INC.

By:
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

Schedule C-1

Parent and Merger Subsidiary Boards of Directors Resolutions

Schedule C-2

Parent Shareholder Consent and Merger Subsidiary Stockholder Consent

EXHIBIT D

FORM OF RESIGNATION AND RELEASE

(to be signed by Company Executive Officers and Directors)

THIS RESIGNATION AND RELEASE is given and delivered as of September     , 2010, by                     , an adult resident of the State of Colorado (“Individual”), to and for the benefit of DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and their Affiliates.

WHEREAS, Ampio Acquisition, Inc, a Colorado corporation (“Merger Subsidiary”), will be merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of August 31, 2010 (the “Merger Agreement”), by and among the Company, Merger Subsidiary and Parent and, pursuant to the terms of the Merger Agreement, Parent will become the Company’s sole shareholder;

WHEREAS, the execution of this Resignation and Release is a condition to the obligations of the Company and Parent to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Individual is an officer and/or director of the Company; and

WHEREAS, Individual will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Parent and the Company to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

1. Resignation. Effective as of the effective time of the merger of Merger Subsidiary with and into the Company as contemplated by the Merger Agreement (the “Effective Time”), Individual hereby voluntarily resigns from the following positions with the Company, as applicable to Individual:

a.	a member of the Board of Directors of the Company and its Subsidiary;

b.	a member of any committee of the Board of Directors of the Company and its Subsidiary on which he or she serves;

c.	an executive or non-executive officer of the Company and its Subsidiary; and

d.	a representative of the Company and its Subsidiary in any other capacity.

2. Release. Effective as of the Effective Time, Individual, on behalf of himself or herself and each of his or her heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of the Company, Merger Subsidiary, Parent and, following the Merger, the Surviving Corporation, and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and the Company (on behalf of itself and Parent) hereby releases, forever discharges and covenants not to sue Individual, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or the Individual, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights and claims arising under the Merger Agreement or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, including rights of indemnification belonging to Parent that are described in the Merger Agreement and all remedies associated therewith, (b) in the case of the Company’s and Parent’s release of Individual, claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Parent (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of the Company or Parent, and (c) in the case of the Individual’s release of the Company Releasees, rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Parent or the Surviving Corporation.

3. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Individual and the Company (on behalf of itself and Parent) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Individual, or Individual in the case of the representation and warranty by the Company or Parent, including, without limitation, any right to any compensation or any severance payments or any indemnification by the Company or Parent. Individual is not aware of any events or circumstances that would serve as the basis for a Claim by Individual against any of the Company Releasees and the Company and Parent are not aware of any events or circumstances that would serve as the basis for a Claim by the Company or Parent against Individual. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

4. Confidentiality. Individual agrees that, for the period of three (3) years from and after the Closing Date, he or she shall hold in strict confidence and will keep confidential all information regarding the Company, Parent, and the Company’s business and will not use or disclose any such information to any person except: (a) with the prior written consent of Parent; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to Parent prompt notice thereof so that Parent may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Individual or his representatives; or (d) that Individual and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Individual and his or her representatives to prepare and file any and all tax filings for Individual.

5. Indemnity. Individual agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Individual and (b) any breach of any of the provisions of this Resignation and Release by Individual or his or its heirs, legal representatives, successors or assigns. The Company agrees to (and agrees to cause Parent to) indemnify and hold Individual harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Individual by or on behalf of the Company or Parent and (b) any breach of any of the provisions of this Resignation and Release by the Company or its successors or assigns.

6. General.

a.	Each of the Company and Individual represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of the Company, Merger Subsidiary, or Parent, or any of their representatives in the case of Individual, or Individual in the case of the Company, in connection with the execution and delivery of this Resignation and Release.

b.	Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c.	If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Individual has executed this Resignation and Release as of the day and year first written.

“Individual”

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